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                                                                     EXHIBIT 5.1



                               September 17, 1998


Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, CA  95054

            RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 17, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,884,488 shares of your Common Stock to be issued under the Networks Associates, Inc. 1997 Stock Incentive Plan, the Networks Associates, Inc. 1994 Employee Stock Purchase Plan, the Pretty Good Privacy, Inc. 1996 Stock Option Plan and the CyberMedia, Inc. 1993 Stock Plan (collectively the "Shares"). As legal counsel for Networks Associates, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, when issued and sold in the manner referred to in the aforemention employee benefit plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati
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